Exhibit 99.1

Monroe Capital Corporation BDC Announces Strong First Quarter Financial Results

CHICAGO, IL, May 10, 2016 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the first quarter ended March 31, 2016.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

First Quarter 2016 Financial Highlights

•	Net investment income of $5.8 million, or $0.44 per share
•	Adjusted Net Investment Income (a non-GAAP measure described below) of $6.1 million, or $0.47 per share
•	Net increase in net assets resulting from operations of $7.9 million, or $0.61 per share
•	Net asset value (“NAV”) of $187.9 million, or $14.45 per share
•	Paid quarterly dividend of $0.35 per share on March 31, 2016

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report continued strong earnings for the first quarter of 2016, with Adjusted Net Investment Income of $0.47 per share, well in excess of our dividend of $0.35 per share. We are also pleased to continue to provide our stockholders strong quarterly results, with significant dividend coverage and an increase in our per share NAV. We believe the Company has a solid, well performing investment portfolio, evidenced by zero exposure to the Metals and Mining and the Oil and Gas Exploration & Production industries, as designated by Standard and Poor’s, which have experienced significant performance issues and increased defaults. Finally, we are excited about our recent approval for $75.0 million in additional SBA-guaranteed debentures. These additional low-cost SBA debentures offer a real tangible benefit that will allow us to continue to profitably grow our portfolio.”

Monroe Capital Corporation is the business development company affiliate of the award winning private debt investment firm and lender, Monroe Capital.

Selected Financial Highlights

(in thousands, except per share data)

	March 31, 2016	December 31, 2015
Consolidated Statements of Assets and Liabilities data:	(unaudited)	(audited)
Investments, at fair value	$343,468	$341,091
Total assets	$366,538	$357,310
Net asset value	$187,926	$184,535
Net asset value per share	$14.45	$14.19

	For the quarter ended
	March 31, 2016	December 31, 2015
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$5,787	$5,005
Adjusted net investment income (1)	$6,109	$5,085
Net gain (loss) on investments and secured borrowings	$2,157	$(793)
Net increase in net assets resulting from operations	$7,944	$4,212

Per share data:
Net investment income	$0.44	$0.39
Adjusted net investment income (1)	$0.47	$0.40
Net gain (loss) on investments and secured borrowings	$0.17	$(0.06)
Net increase in net assets resulting from operations	$0.61	$0.33

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 53 portfolio companies, with a total fair value of $343.5 million, as of March 31, 2016 as compared to debt and equity investments in 55 portfolio companies, with a total fair value of $341.1 million, as of December 31, 2015. The Company’s portfolio consists primarily of first lien loans, representing 75.1% of the portfolio as of March 31, 2016 and 75.9% of the portfolio as of December 31, 2015. As of March 31, 2016, the weighted average contractual yield on the Company’s investments was 9.9% and the effective yield was 10.0% as compared to the weighted average contractual yield of 10.3% and effective yield of 10.6% as of December 31, 2015. The decline in the portfolio yield during the quarter is primarily driven by the placement of one of the Company’s investments on non-accrual status during the quarter. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). During the quarter, dividends received on certain equity investments held in the portfolio far exceeded the decline in yield associated with the placement of an investment on non-accrual status.

Financial Review

Net investment income for the quarter ended March 31, 2016 totaled $5.8 million, or $0.44 per share, compared to $5.0 million, or $0.39 per share, for the quarter ended December 31, 2015. Adjusted Net Investment Income was $6.1 million, or $0.47 per share, for the quarter ended March 31, 2016, compared to $5.1 million, or $0.40 per share, for the quarter ended December 31, 2015. The increase in Adjusted Net Investment Income was primarily driven by an increase in dividend income from one of the Company’s LLC equity investments, partially offset by an associated increase in incentive fee expense. The Company believes that Adjusted Net Investment Income is a consistent measure of the Company’s earnings – see Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

Net gain (loss) on investments and secured borrowings was $2.2 million for the quarter ended March 31, 2016, compared to ($0.8) million for the quarter ended December 31, 2015. The net gain on investments and secured borrowings during the quarter ended March 31, 2016 was primarily the result of net unrealized mark-to-market gains on investments in the portfolio and a realized gain on a warrant position during the quarter.

Net increase in net assets resulting from operations was $7.9 million, or $0.61 per share, for the quarter ended March 31, 2016, compared to $4.2 million, or $0.33 per share, for the quarter ended December 31, 2015. This increase is primarily the result of an increase in net investment income due to an increase in dividend income and an increase in net unrealized net mark-to market gains on investments in the portfolio. The Company’s NAV increased on a per share basis to $14.45 per share at March 31, 2016 from $14.19 per share at December 31, 2015.

Liquidity and Capital Resources

At March 31, 2016, the Company had $5.8 million in cash, $14.7 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC,” the Company’s wholly-owned SBIC subsidiary), $134.7 million of total debt outstanding on its revolving credit facility and $40.0 million in outstanding Small Business Administration (“SBA”) debentures. As of March 31, 2016, the Company had $25.3 million available for additional borrowings on its revolving credit facility and had drawn all of its available SBA-guaranteed debentures.

SBIC Subsidiary

As of March 31, 2016, MRCC SBIC had $20.0 million in regulatory capital and leveragable capital and cash and investments at fair value of $14.7 million and $47.9 million, respectively. Additionally, MRCC SBIC had $40.0 million in SBA-guaranteed debentures outstanding.

The SBA historically limited a related group of SBIC’s, referred to as a “family of funds,” to a maximum of $225.0 million in total borrowings. On December 18, 2015, this limitation was raised to $350.0 million in total borrowings. As the Company has other affiliated SBICs already in operation, MRCC SBIC was historically limited to a maximum of $40.0 million in borrowings. The Company began the process to take advantage of the upsize in the SBA family of funds limitation by submitting a commitment application to the SBA and on April 13, 2016 MRCC SBIC was approved by the SBA for $75.0 million in additional SBA-guaranteed debentures. In order for MRCC SBIC to gain access to the entirety of the $75.0 million in SBA-guaranteed debentures, the Company would be required to contribute to MRCC SBIC an additional $37.5 million in leveragable and regulatory capital. These additional SBA-guaranteed debentures will allow MRCC to continue to grow its investment portfolio, even in a period where raising equity capital in the public markets is difficult. The SBA-guaranteed debentures are long-term, fixed rate financing with the advantage of being excluded from the Company’s 200% asset coverage test under the Investment Company Act of 1940.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and excise taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	March 31, 2016		December 31, 2015
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$5,787	$0.44	$5,005	$0.39
Net capital gains incentive fee	235	0.02	-	-
Excise taxes	87	0.01	80	0.01
Adjusted Net Investment Income	$6,109	$0.47	$5,085	$0.40

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

First Quarter 2016 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Wednesday, May 11, 2016 at 12:00 pm ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID # 2359080.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended March 31, 2016 to be filed with the Securities and Exchange Commission (www.sec.gov) on May 10, 2016.

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$295,576	$295,819
Non-controlled affiliate company investments	40,454	38,747
Controlled affiliate company investments	7,438	6,525
Total investments, at fair value (amortized cost of: $343,573 and $342,738, respectively)	343,468	341,091
Cash	5,770	5,278
Restricted cash	14,745	8,588
Interest receivable	1,876	1,606
Other assets	679	747
Total assets	366,538	357,310

LIABILITIES
Debt:
Revolving credit facility	134,700	123,700
SBA debentures payable	40,000	40,000
Total debt	174,700	163,700
Less: Unamortized deferred financing costs	(3,387)	(3,569)
Total debt less unamortized deferred financing costs	171,313	160,131
Secured borrowings, at fair value (proceeds of: $2,335 and $2,535, respectively)	2,248	2,476
Payable for open trades	-	5,297
Interest payable	241	577
Management fees payable	1,500	1,503
Incentive fees payable	1,740	1,251
Accounts payable and accrued expenses	1,535	1,466
Directors fee payable	35	74
Total liabilities	178,612	172,775
Net assets	$187,926	$184,535

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 13,008, and 13,008
shares issued and outstanding, respectively	$13	$13
Capital in excess of par value	184,419	184,419
Undistributed net investment income (accumulated distributions in excess of net investment income)	3,513	1,692
Accumulated net unrealized appreciation (depreciation) on investments and secured borrowings	(19)	(1,589)
Total net assets	$187,926	$184,535
Net asset value per share	$14.45	$14.19

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended
	March 31, 2016	December 31, 2015
	(unaudited)
Investment income:
Interest income:
Non-controlled/non-affiliate company investments	$8,604	$8,136
Non-controlled affiliate company investments	1,073	1,051
Controlled affiliate company investments	-	388
Total interest income	9,677	9,575
Dividend income:
Non-controlled/non-affiliate company investments	250	250
Non-controlled affiliate company investments	1,612	301
Total dividend income	1,862	551
Total investment income	11,539	10,126

Operating expenses:
Interest and other debt financing expenses	1,691	1,612
Base management fees	1,500	1,503
Incentive fees	1,740	1,251
Professional fees	207	178
Administrative service fees	328	250
General and administrative expenses	251	288
Directors fees	35	39
Total expenses	5,752	5,121
Net investment income	5,787	5,005

Net gain (loss) on investments and secured borrowings:
Net realized gain (loss) on investments:
Non-controlled/non-affiliate company investments	587	137
Net realized gain (loss) on investments	587	137

Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliate company investments	(859)	(1,470)
Non-controlled affiliate company investments	1,828	3,700
Controlled affiliate company investments	573	(3,127)
Net change in unrealized appreciation (depreciation) on investments	1,542	(897)

Net change in unrealized (appreciation) depreciation on secured borrowings	28	(33)

Net gain (loss) on investments and secured borrowings	2,157	(793)

Net increase (decrease) in net assets resulting from operations	$7,944	$4,212

Per common share data:
Net investment income per share - basic and diluted	$0.44	$0.39
Net increase in net assets resulting from operations per share - basic and diluted	$0.61	$0.33
Weighted average common shares outstanding - basic and diluted	13,008	12,861

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (dollars in thousands):

	For the quarter ended
	March 31, 2016	December 31, 2015

Interest income	$8,604	$8,796
Dividend income	1,862	551
Fee income	331	158
Prepayment gain (loss)	377	301
Accretion of discounts and amortization of premium	365	320
Total investment income	$11,539	$10,126

The composition of the Company’s interest expense and other debt financing expenses was as follows (dollars in thousands):

	For the quarter ended
	March 31, 2016	December 31, 2015

Interest expense - revolving credit facility	$1,128	$1,039
Interest expense - SBA debentures	326	329
Amortization of deferred financing costs	182	190
Interest expense - secured borrowings	37	42
Other	18	12
Total interest and other debt financing expenses	$1,691	$1,612

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC is a provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, asset based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. Monroe has been recognized by Global M&A Network as the 2015, 2014 and 2013 Small Middle Markets Lender of the Year; Private Debt Investor as the 2015 Lower Mid-Market Lender of the Year, 2014 Senior Lender of the Year, and the 2013 Unitranche Lender of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Douglas Allen
BackBay Communications
(646) 722-4270
Email: doug.allen@backbaycommunications.com